UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[  ]   Preliminary Proxy Statement
[  ]   Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]   Definitive Proxy Statement
[  ]   Definitive Additional Materials
[  ]   Soliciting Material pursuant to Rule 14a-12

GSE HOLDING, INC.
(Name of Registrant as Specified in its Charter)
______________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2013 Annual Meeting and Proxy Statement

Houston, Texas
April 5, 2013

Dear Shareholders,

I am pleased to invite you to attend GSE Holding, Inc.’s 2013 Annual Meeting of Shareholders on Tuesday, May 7, 2013 at 9:00 a.m., Central Time, at GSE Holding, Inc.’s headquarters located at 19103 Gundle Road, Houston, Texas 77073.

At the annual meeting, shareholders will vote on the matters set forth in the accompanying notice of annual meeting and proxy statement. In addition, we will discuss our 2012 performance and answer your questions.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of shareholders and proxy statement.  The notice of annual meeting of shareholders, proxy statement and proxy are being mailed to shareholders on or about April 5, 2013.

Your vote is important. To make it easier for you to vote your shares, you have the choice of voting over the internet, by telephone, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail.

Very Truly Yours,

Mark C. Arnold
President, Chief Executive Officer and Director
Your vote is important. Please vote by internet, telephone or mail as soon as possible.

[Intentionally Left Blank]

ii

Notice of Annual Meeting of Shareholders

The GSE Holding, Inc. 2013 Annual Meeting of Shareholders will be held on Tuesday, May 7, 2013, beginning at 9:00 a.m., Central Time, at GSE Holding, Inc.’s headquarters located at 19103 Gundle Road, Houston, Texas 77073. The purpose of the Annual Meeting is to:

1)	Elect seven directors;

2)	Ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2013;

3)	Hold an advisory vote to approve executive compensation;

4)	Hold an advisory vote on the frequency of the advisory vote to approve executive compensation; and

5)	Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Holders of our common stock of record at the close of business on March 26, 2013 are entitled to vote at the annual meeting.

Please note that space limitations make it necessary to limit attendance to shareholders.  Registration will begin at 8:00 a.m., Central Time, on May 7, 2013.  You may be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Your vote is important and we encourage you to vote your shares promptly, whether or not you plan to attend the annual meeting. You may vote by internet, telephone or mail. Please see Questions and Answers beginning on page 1 of the proxy statement for more information on how to vote your shares.

By Order of the Board of Directors,

Mark A. Whitney
Secretary

iii

GENERAL INFORMATION

The Board of Directors of GSE Holding, Inc. (the “Board” or the “Board of Directors”) is soliciting your proxy to vote at our 2013 annual meeting of shareholders (“Annual Meeting”) or at any postponement or adjournment of the meeting. This proxy statement summarizes the information you need to know in order to vote at the Annual Meeting. We will begin distributing this proxy statement, the proxy card and the 2012 Annual Report on or about April 5, 2013.

In this proxy statement, references to “we,” “our,” “GSE” and the “Company” refer to GSE Holding, Inc. References to “2012,” “fiscal 2012,” “fiscal year 2012” or similar references refer to the fiscal year ended December 31, 2012 and references to “2011,” “fiscal 2011,” “fiscal year 2011” or similar references refer to the fiscal year ended December 31, 2011.

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving this proxy statement?

We are soliciting proxies for our 2013 Annual Meeting of shareholders.  You are receiving a proxy statement because you owned shares of our common stock on March 26, 2013, the record date, and that entitles you to vote at the meeting.  By use of a proxy, you can vote whether or not you attend the meeting.  This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for 2012 and other required information.

Will I receive a copy of GSE’s annual report?

A copy of our 2012 Annual Report on Form 10-K and a letter from Mark C. Arnold, our Chief Executive Officer, are enclosed.

You may request another free copy of our Annual Report on Form 10-K for the year ended December 31, 2012 from:

GSE Holding, Inc.
Attn: Investor Relations
19103 Gundle Road
Houston, Texas 77073
(281) 443-8564

Alternatively, you can access our 2012 Annual Report on Form 10-K and other financial information at www.gseworld.com.  We will also furnish any exhibit to the 2012 Annual Report on Form 10-K if specifically requested.

Voting Information

What is the purpose of the Annual Meeting and what matters am I voting on?

The purpose of the Annual Meeting is to:

•	Elect seven directors (see page 7).

•	Ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2013 (see page 10).

•	Hold an advisory vote to approve named executive officer compensation (see page 11).

•	Hold an advisory vote on the frequency of the advisory vote on executive compensation (see page 12).

•	Transact such other business as may properly come before the meeting.

A description of each proposal and the Board’s recommendation with respect to each proposal are set forth in this proxy statement.  Shareholders are being asked to vote on these proposals.

How many directors can I vote for?

Our Board currently consists of seven directors.  Shareholders can vote for up to seven nominees.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the Board’s proposal to elect each of the director nominees to the Board (see page 7).

•	FOR the Board’s proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2013 (see page 10).

•	FOR approval of the advisory vote on named executive officer compensation (see page 11).

•	To conduct future advisory votes on executive compensation EVERY THREE YEARS (see page 12).

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the Annual Meeting, by proxy without attending the Annual Meeting or by Internet, telephone or mail.  We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.  If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting.  Please refer to the voting instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet if such services are offered by your bank, broker or other record holder.

Your shares will be voted as you indicate.  If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of our Board.  Our Board and management do not now intend to present any matters at the Annual Meeting other than those outlined in the notice of the Annual Meeting.  Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change or revoke my vote?

Beneficial Shareholders. Beneficial shareholders should contact their broker, bank or other nominee for instructions on how to change their vote.

Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise by:

• delivering written notice of revocation to the Secretary at our principal executive offices at 19103 Gundle Road, Houston, Texas 77073;
• submitting another proxy that is dated later than the original proxy; or
• voting in person at the meeting.

How many votes do I have?

You will have one vote for every share of our common stock that you owned on March 26, 2013.

How many shares are entitled to vote?

There were 20,107,566 shares of our common stock outstanding as of the record date and entitled to vote at the meeting.  Each share is entitled to one vote.

How many shares must be present to hold the meeting?

Under our amended and restated by-laws, holders of a majority of the outstanding shares of capital stock entitled to vote must be present, in person or by proxy, to hold the Annual Meeting.

How many votes are needed for the proposals to pass?

•
The seven nominees for director who receive the highest number of votes at the Annual Meeting in person or by proxy will be elected.  If the shares you own are held in “street name” by a bank, broker or other record holder, your bank, broker or other record holder is required to vote your shares according to your instructions.

•	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

•
The affirmative vote of a majority of the shares present in person or by proxy is required for advisory approval of the Company’s executive compensation.  The vote is advisory and non-binding in nature but our Compensation Committee will carefully consider the outcome of the vote when making future decisions regarding executive compensation arrangements.

•
The option of one year, two years or three years that receives the highest number of all votes cast in person or by proxy will be the frequency of the advisory vote on the compensation of our named executive officers selected by our shareholders.  The vote is advisory and non-binding in nature but our Board will carefully consider the outcome of the vote when making future decisions.

What if I vote “withhold” or “abstain”?

In the election of directors (proposal one), you may vote “FOR” all or some of the nominees or you may vote to “WITHHOLD” with respect to one or more of the nominees.  A vote to “WITHHOLD” on the election of directors will have no effect on the outcome.

With regard to the proposal to approve, on a non-binding advisory basis, the frequency of the advisory vote on executive compensation every one, two or three years (proposal four), you may vote for one year, two years or three years or you may “ABSTAIN” from voting. If you vote “ABSTAIN,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

For the other items of business (proposals two and three), you may vote “FOR,” “AGAINST” or “ABSTAIN.” A vote to “ABSTAIN” on the other items of business will have the same effect of a vote “AGAINST.”  If you vote “ABSTAIN,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

Is cumulative voting permitted for the election of directors?

No.

What if I don’t return my proxy card and don’t attend the Annual Meeting?

If you are a holder of record and you don’t vote your shares, your shares will not be voted.

If you hold your shares in “street name,” and you don’t give specific voting instructions to your bank, broker or other record holder, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items.  The ratification of BDO USA, LLP as our independent registered public accounting firm (proposal two) is considered to be a discretionary item under the applicable stock exchange rules and your bank, broker or other record holder will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.  The election of directors (proposal one), the advisory vote to approve named executive officer compensation (proposal three) and the advisory vote to approve the frequency of the advisory vote on executive compensation (proposal four) are “non-discretionary” items.  If you do not instruct your bank, broker or other record holder how to vote with respect to these items, your bank, broker or other record holder may not vote with respect to these proposals and those votes will be counted as “broker non-votes.”  “Broker non-votes” are shares that are held in “street name” by a bank, broker or other record holder that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.  “Broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting, but will not be counted for purposes of voting on “non-discretionary” items (proposals one, three and four).

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for our Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

Is my vote confidential?

Yes.  Your voting records will not be disclosed to us except:

•  as required by law;
•  to the inspector of election; or
•  if the election is contested.

If you are a holder of record, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and publish the final results on a Form 8-K within four business days of the Annual Meeting.

How may I view a list of GSE’s shareholders?

A list of shareholders entitled to attend and vote at the 2013 Annual Meeting will be available for viewing during normal business hours during the ten days preceding the date of the 2013 Annual Meeting at our offices located at:

19103 Gundle Road
Houston, Texas 77073

The list will be available for viewing also at the 2013 Annual Meeting.  You must be a stockholder of GSE and present valid identification to view the list.

Who is soliciting my vote?

Our Board is soliciting your vote for matters being submitted for stockholder approval at the Annual Meeting.

Giving us your proxy means that you authorize the proxy holders identified on the proxy card — J. Michael Kirksey and Mark A. Whitney — to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees.  You may also vote for or against the other proposals on the proxy card or abstain from voting.  If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of our Board.  If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed proxy card will vote as recommended by our Board or, if no recommendation is given, in their own discretion.  Moreover, our Board reserves the right to adjourn or postpone the 2013 Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes or based on other circumstances that, in our Board’s belief, would cause such adjournments or postponements to be in the best interests of all of our shareholders.

Stock Ownership Information

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most GSE shareholders hold their shares through a bank, broker or other record holder rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us.  As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, to vote in person at the meeting, or to vote by Internet, telephone or mail.  We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your bank, broker or other record holder.  As the beneficial owner, you have the right to direct your bank, broker or other record holder how to vote and you also are invited to attend the Annual Meeting.  Your bank, broker or other record holder has enclosed or provided voting instructions for you to use in directing the bank, broker or other record holder how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other record holder that holds your shares, giving you the right to vote the shares at the meeting.

What if I have questions for GSE’s transfer agent?

Please contact AST at (800) 937-5449 or the address listed below with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

By Mail:
American Stock Transfer & Trust Company, LLC
Operations Center
6201 15th Avenue
Brooklyn, New York 11219

PROPOSALS TO BE VOTED ON

Proposal No. 1: Election of Directors

There are seven nominees for election to our Board of Directors this year.  Messrs. Evans, George and Goodrich have served on our Board of Directors since 2004.  Mr. Arnold has served on our Board of Directors since 2009.  Messrs. Griffin and Sorrentino have served on our Board of Directors since 2011.  Mr. Steinke has served on our Board of Directors since 2012.  Information regarding the business experience of each nominee is provided below.  Each director is elected annually to serve until the next annual meeting or until his successor is elected and qualified or until his earlier death, resignation or removal.  There are no family relationships among our executive officers and directors.

We are party to a Stockholders Agreement with Code Hennessy & Simmons LLC (“CHS”) that gives CHS the right to nominate directors to the Board. See “Certain Relationships and Related Transactions – Amended and Restated Stockholders Agreement” on page 42 of this proxy statement for a description of that agreement. Mr. George was nominated for election to the Board pursuant to CHS’ rights under the Stockholders Agreement.

If you sign your proxy card or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the seven persons recommended by the Board.  If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy card or voting instruction card.

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director.

All of the nominees have indicated to us that they will be available to serve as directors.  In the event that any nominee should become unavailable or a vacancy on the Board is otherwise created, however, the proxy holders, J. Michael Kirksey and Mark A. Whitney, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board or leave the place vacant to be filed at a later time.

Our Board recommends a vote “FOR” the election to the Board of Directors of each of the following nominees.

Vote Required

The seven persons receiving the highest number of “FOR” votes represented by shares of our common stock present in person or represented by proxy at the Annual Meeting will be elected.

Robert C. Griffin Director since 2011 Age 65
Mr. Griffin became a director in June 2011 and is currently our Chairman of the Board. His career spans over 25 years in the financial sector. Most recently Mr. Griffin was Head of Investment Banking Americas and Management Committee Member for Barclays Capital from 2000 until his retirement in 2002. Prior to joining Barclays, from 1998 to 2000, Mr. Griffin worked for Bank of America Securities as Global Head of Financial Sponsor Coverage and a member of the Montgomery Securities Subsidiary Management Committee. From 1997 to 1998, Mr. Griffin served as Group Executive Vice President for Bank of America and a member of its Senior Management Committee. Mr. Griffin currently serves as a director of Builders FirstSource, Inc. (NASDAQ: BLDR) where he is Chairman of the Audit Committee and was Chairman of their Special Committee in 2009. Mr. Griffin also currently serves as a director of Commercial Vehicle Group, Inc. where he is Chairman of the Audit Committee and was previously Chairman of the Nominating and Corporate Governance Committee. From February 2008 until its sale in December 2009, Mr. Griffin served as a director of Sunair Services Corporation where he was a member of the Audit Committee and Chairman of their Special Committee. Mr. Griffin brings strong financial and management expertise to our Board through his experience as an officer and director of a public company, service on other boards and his senior leadership tenure within the financial industry.

Mark C. Arnold Director since 2009 Age 54
Mr. Arnold has served as our President and Chief Executive Officer since September 2009. Prior to joining GSE, Mr. Arnold was Vice President and General Manager at the Lubrizol Corporation, a specialty chemical company, from 2007 to 2009.  In addition, Mr. Arnold brings to GSE over 15 years of experience in the global civil construction markets at Advanced Drainage Systems, Inc. (“ADS”), a leading manufacturer of polyethylene pipe located in Hilliard, Ohio. Mr. Arnold’s assignments at ADS from 1993 to 2007 included: Vice President of International Operations, Vice President of Sales Engineering and Market Development and Director of Distribution Operations. Prior to ADS, Mr. Arnold worked for General Electric from 1983 to 1993. Mr. Arnold’s GE career began in GE’s Manufacturing Management Program, and was followed by assignments in GE’s Aircraft Engines business as a Process Engineer, Quality Manager, Engine Program Manager and Manager of Technical Marketing and Sales Engineering. He holds a Bachelor of Science in Industrial and Systems Engineering from Ohio University, a Masters of Business Administration from Cleveland State University and a Masters of Science in International Strategic Studies from the U.S. Army War College. Mr. Arnold is also a Brigadier General in the U.S. Army Reserve.

Michael G. Evans Director since 2004 Age 58
Mr. Evans became a director in 2004. Mr. Evans currently serves as President and CEO of Waddington North America, Inc., a designer and manufacturer of plastic disposable tableware and packaging, and has served in this position since 1995. In July 2000, the U.K. parent company of John Waddington Ltd., a U.K. public company, divested its North American business operations, which included Waddington North America. From 1978 until the 2000 divestiture, Mr. Evans served in various capacities for John Waddington Ltd. in the U.K. and the United States, including as a director of John Waddington Ltd. from 1996 through 2000.

Marcus J. George Director since 2004 Age 43
Mr. George became a director in 2004. Mr. George joined CHS, a private equity investment firm, in 1997 and was promoted to Partner in 2007. Prior to CHS, Mr. George was employed by Heller Financial, Inc. in the Corporate Finance Group. He also worked for KPMG. Mr. George brings to the Board of Directors substantial experience in private equity investments focused on infrastructure and industrial products. He holds a Bachelor of Business Administration from the University of Notre Dame and a Masters of Business Administration from the University of Chicago. Mr. George serves on the Board of Directors of Thermon Group Holdings, Inc. (NYSE: THR) and Dura-Line Holdings, Inc., and has served as a director of Waddington North America, Inc.

Richard E. Goodrich Director since 2004 Age 69
Mr. Goodrich became a director and Chairman of our Audit Committee in 2004. From 2001 to 2005, Mr. Goodrich served as Executive Vice President and Chief Financial Officer of Chicago Bridge & Iron Company N.V. (NYSE: CBI), an engineering, procurement and construction company that provides services to customers in the chemicals and energy industries. Mr. Goodrich served as acting Chief Financial Officer of Chicago Bridge & Iron Company after that time and currently devotes part of his time to serving on the boards of public companies. Mr. Goodrich also serves as a director of Thermon Group Holdings, Inc. (NYSE: THR) and Chart Industries (NASDAQ: GTLS). Mr. Goodrich is a Certified Public Accountant having been certified in the District of Columbia in November 1970. Mr. Goodrich brings to the Board of Directors the experience and international operations insight of a chief financial officer of a large multinational company.

Charles A. Sorrentino Director since 2011 Age 67
Mr. Sorrentino became a director in June 2011. Most recently he served as President and Chief Executive Officer of Houston Wire & Cable Company (NASDAQ: HWCC), a distributor of electrical wire and cable and related services, from 1998 until his retirement in December 2011. Prior to joining Houston Wire & Cable Company, from 1994 to 1998, Mr. Sorrentino served as President of Pameco Corporation (NYSE: PCN), a national heating, ventilation, air conditioning and refrigeration distributor. Pameco, a $600 million distributor, was listed on the NYSE following an initial public offering in 1997 and was later merged into a larger company. Prior to working with Pameco, Mr. Sorrentino served with PepsiCo, Inc. (NYSE: PEP) for nine years. During this time, he held a variety of positions, including Subsidiary President, Division Vice President and Region Vice President. After completing college, Mr. Sorrentino served twelve years with United Technologies (Sundstrand Corporation) (NYSE: UTX), a manufacturer of industrial, heating and air conditioning components in a variety of engineering, sales, marketing and executive management functions. Mr. Sorrentino is an independent director and non-executive Chairman of the Board of Directors of Thermon Group Holdings (NYSE: THR). Mr. Sorrentino has served as an executive of several large manufacturing companies and brings a diversity of both public and privately held company experience to the Board of Directors. Mr. Sorrentino earned a Masters of Business Administration from the University of Chicago and a Bachelor of Science in Mechanical Engineering from Southern Illinois University. Mr. Sorrentino also served in the United States Marine Corps.

Craig A. Steinke Director since 2012 Age 56
Mr. Steinke became a director in 2012 and he currently serves as the Chairman of the Compensation Committee.  Mr. Steinke served as President and Chief Executive Officer of Eagle Family Foods, Inc., a manufacturer and marketer of consumer food products, from 1998 to 2007 and as President and Chief Executive Officer of GPX International Corporation, a manufacturer and distributor of industrial tires, from 2007 to 2010.  Since 2006, Mr. Steinke has served as a director of Builders FirstSource, Inc. (NASDAQ: BLDR) where he serves on the Audit Committee and as Chairman of the Nominating Committee.  Mr. Steinke also serves as a director of various private manufacturing organizations, and since 2007 he has served as a corporate advisor, providing strategic and operational development for selected organizations, with a focus in the manufacturing sector.  Mr. Steinke is currently an operating partner at Sterling Investment Partners, a private equity investment organization. Mr. Steinke worked in public accounting for nine years with Arthur Andersen and Company and is a certified public accountant (non-active).

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed BDO USA, LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2013.  During 2012, BDO USA, LLP served as our independent registered public accounting firm and also provided certain tax and other audit related services.  See “Principal Accountant Fees and Services” on page 44.  Representatives of BDO USA, LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2013.  If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

Vote Required

Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2013 requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting.

Proposal No. 3: Advisory Vote to Approve Named Executive Officer Compensation

Securities and Exchange Commission (“SEC”) rules enable our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. The Company’s executive compensation policies and decisions are intended to:

•	attract and retain talented and experienced executives in our industry;

•	reward superior performance for achieving specific annual strategic goals;

•	ensure fairness among the executive management team by recognizing the contributions each executive officer makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our Company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-term business goals and create sustainable long-term shareholder value.

We urge our shareholders to read the “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement, which describes in more detail our compensation philosophy and elements of our executive compensation program, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 28 through 39, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the compensation program for our named executive officers described in this proxy statement was instrumental in helping the Company achieve its strong financial performance in 2012.

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, notes and narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation program for our named executive officers described in this proxy statement.

Although this vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making decisions concerning executive compensation. Furthermore, shareholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board of Directors at any time throughout the year. Please refer to “Communication with the Board of Directors” on page 14 of this proxy statement for information about communicating with the Board.

Our Board recommends a vote “FOR” the following non-binding resolution:

RESOLVED: That the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy is required for advisory approval of the Company’s executive compensation.  The vote is advisory and non-binding in nature but our Compensation Committee will carefully consider the outcome of the vote when making future decisions regarding executive compensation arrangements.

Proposal No. 4: Advisory Vote on Frequency of Advisory Vote to Approve Named Executive Officer Compensation

The SEC rules also enable our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. Shareholders are not voting to approve or disapprove the Board’s voting recommendation.  By voting on this Proposal No. 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years (or you may abstain). The option of one year, two years or three years that receives the highest number of all votes cast in person or by proxy will be the frequency of the advisory vote on the compensation of our named executive officers selected by our shareholders.  The vote is advisory and non-binding in nature but our Board will carefully consider the outcome of the vote when making future decisions.

After careful consideration, the Board of Directors recommends that future advisory votes on named executive officer compensation occur every three years (triennially). We believe that this frequency is appropriate for a number of reasons, including:

•	The elements of our executive compensation do not alter in a significant way from year to year;

•	Our compensation programs are designed to balance near-term performance improvement with sustainable long-term value creation and to reward and incentivize long-term performance;

•
Compensation programs cannot be changed quickly. A triennial vote will provide the Board and Compensation Committee sufficient time to analyze and thoughtfully respond to the results of the vote, and implement any necessary changes; and

•	A longer frequency is consistent with long-term compensation objectives.

Although the advisory vote is non-binding, the Board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation. Shareholders who have concerns about executive compensation during the interval between advisory votes on executive compensation are welcome to bring their specific concerns to the attention of the Board. Please refer to “Communication with the Board of Directors” on page 14 of this proxy statement for information about communicating with the Board.

Our Board recommends that shareholders vote to hold an advisory vote to approve named executive officer compensation “EVERY THREE YEARS.”

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance

The Board has adopted policies and procedures to ensure effective governance of GSE. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors, and our Code of Ethics may be viewed in the investor relations section of our website at www.gseworld.com. We will also provide any of the foregoing information in print without charge upon written request to GSE Holding, Inc., 19103 Gundle Road, Houston, Texas 77073, Attn: General Counsel.

The Nominating and Corporate Governance Committee reviews our Corporate Governance Guidelines from time to time as necessary, but no less than annually, and may propose modifications to the principles and other key governance practices from time to time as warranted for adoption by the Board.

Board Composition

Our certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of seven members.

Any additional directorships resulting from an increase in the number of directors may be filled by the directors then in office.  The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal.  Elections for directors will be held annually.

Criteria considered by the Nominating and Corporate Governance Committee in the nomination of directors include:

•	experience as a senior officer in a public or substantial private company;

•	the breadth of knowledge about issues affecting GSE and/or its industry;

•	expertise in finance, logistics, manufacturing, law, human resources or marketing, in each case on a national or international scale; and

•
personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad fiduciary responsibilities on behalf of all shareholders.

For a description of each Board nominee’s skills and experiences, refer to “Proposal No. 1: Election of Directors” above.

Our Board met seven times in 2012.  Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.  During 2012, all of the directors attended 75% or more of the meetings of the Board and the committees on which they served that were held during their time of service.  Directors are encouraged to attend the Annual Meeting of shareholders.

Board Leadership Structure.  Our Corporate Governance Guidelines provide that the roles of Chairman of the Board (the “Chairman”) and Chief Executive Officer may be separated or combined. The roles are currently separated, with Mr. Griffin serving as Chairman and Mr. Arnold serving as Chief Executive Officer. The Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances.  The Board believes that its current leadership structure is appropriate at this time. In particular, the Board believes that the current separation of offices, with the Chairman of the Board being an independent, non-executive director, is optimal at present as it allows the Chief Executive Officer to devote his full attention and energy to the challenges of managing the business, while the Chairman of the Board facilitates Board activities and the flow of information between management and directors.

Board Independence.  The Board has affirmatively determined that Messrs. Evans, Goodrich, Griffin, Sorrentino and Steinke are independent directors under the rules of the New York Stock Exchange (“NYSE”).

Communication with the Board of Directors

You may communicate with the Board by directing communications to the Secretary, GSE Holding, Inc., 19103 Gundle Road, Houston, TX 77073, and you should prominently indicate on the outside of the envelope that the communication is intended for the Board or for individual directors.  In accordance with instructions from the Board, the Secretary will review all communications, will organize the communications for review by the Board and will promptly forward communications (other than communications that are trivial in nature or otherwise not related to accounting, internal controls, auditing matters, corporate governance, or any other significant legal or ethical issues at GSE) to the Board or individual directors.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.  All of the members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are “independent” as independence is defined by NYSE rules.  All members of the Audit Committee are “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders and investment community relating to (1) our financial reporting process; (2) the quality and integrity of our financial statements; (3) our systems of internal accounting and financial controls; (4) the performance of our internal audit function and independent registered public auditors; (5) the independent registered public auditor’s qualifications and independence; and (6) our compliance with legal and regulatory requirements.

Our Audit Committee consists of Messrs. Goodrich (Chairman), Evans, Sorrentino and Steinke. The Board of Directors has affirmatively determined that Mr. Goodrich is an audit committee financial expert under the SEC rules and that Messrs. Goodrich, Evans, Sorrentino and Steinke are independent under Rule 10A-3(b)(1) under the Exchange Act and the listing standards of the NYSE. Our Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.gseworld.com.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administrating stock plans and other incentive compensation plans.

Our Compensation Committee consists of Messrs. Steinke (Chairman), Evans, Goodrich, Griffin and Sorrentino. Our Board of Directors has adopted a written charter for the Compensation Committee which is available on our website at www.gseworld.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; (2) reviewing and approving the compensation of our directors; (3) overseeing the organization of our Board of Directors to discharge the Board of Directors’ duties and responsibilities properly and efficiently;

(4) identifying best practices and recommending corporate governance principles; and (5) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us.

Our Nominating and Corporate Governance Committee consists of Messrs. Sorrentino (Chairman), Evans, Goodrich and Griffin. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which is available on our website at www.gseworld.com.

We have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

The following table shows the membership of each committee during 2012 and the number of meetings held by each committee in 2012:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert C. Griffin		Member	Member
Mark C. Arnold
Michael G. Evans	Member	Member	Member
Marcus J. George
Richard E. Goodrich	Chairman	Member	Member
Charles A. Sorrentino	Member	Member	Chairman
Craig A. Steinke(1)	Member	Chairman

Number of Meetings in 2012	6	7	5

(1)
On June 4, 2012, Mr. Steinke became a Director of the Company and a member of the Audit Committee.  On December 18, 2012, Mr. Steinke became a member of the Compensation Committee, and on January 1, 2013, he was appointed the Chairman of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Decisions on executive compensation for 2012 were made by our Compensation Committee, based upon the recommendations of the CEO with respect to the other executives. The Compensation Committee currently consists of Messrs. Steinke (Chairman), Evans, Goodrich, Griffin and Sorrentino. No member of the Committee was an officer or employee of our Company or had any relationship with us that is required to be disclosed as a Compensation Committee Interlock as described in Item 407(e)(4) of Regulation S-K promulgated by the SEC.

Code of Business Conduct and Ethics

We have adopted a code of ethics that applies to each employee, and each employee of our subsidiaries, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics is available on our website at www.gseworld.com. Any amendments to, or waivers from, any provision of the Code of Ethics (to the extent applicable to our principal executive officer, principal financial officer and principal accounting officer) will be posted on our website.

The Board’s Role in Risk Oversight

The Board’s role in the risk oversight process includes receiving regular updates and reports from members of senior management on areas of material risk to our Company, including operational, financial, regulatory, strategic and reputational risks. The full Board or, if appropriate, one of its committees receives these updates and reports from the senior managers responsible for the oversight of particular risks within our Company. These updates and reports enable the Board to understand and implement our risk identification, risk management and risk mitigation strategies.

EXECUTIVE OFFICERS

Our executive officers are elected by the Board annually to hold office until their successors are elected and qualified.

Mark C. Arnold President, Chief Executive Officer and Director Age 54	For biographical information for Mark C. Arnold, see “Proposal No. 1: Election of Directors” above.

J. Michael Kirksey Executive Vice President and Chief Financial Officer Age 57
Mr. Kirksey joined the Company as Executive Vice President and Chief Financial Officer on January 7, 2013.  Prior to GSE, Mr. Kirksey served as the Executive Vice President and Chief Financial Officer from 2007 to 2012 of Endeavor International Corporation, an independent oil and gas company located in Houston, Texas.  Prior to Endeavor International Corporation, Mr. Kirksey served as Chief Financial Officer from 2006 to 2007 for Sirva, Inc., a moving and relocation company located in Chicago, Illinois.  From 2004 – 2005, Mr. Kirksey was employed as Chief Financial Officer for ION Geophysical Corporation, an oil and gas technical services company located in Houston, Texas. Mr. Kirksey was Chief Executive Officer from 2000 to 2002 and Chief Financial Officer from 1997 to 2000 of Metals USA, Inc., a distributor and service provider of metal and metal components located in Houston, Texas. Mr. Kirksey began his career at Arthur Andersen & Co., an international audit and business strategy consulting firm, where he spent 13 years.  Mr. Kirksey earned a Bachelor of Science degree in accounting from Harding University.

Peter R. McCourt Executive Vice President of Global Sales and Marketing Age 53
Mr. McCourt joined GSE as Executive Vice President of Global Sales and Marketing in July 2010. Mr. McCourt is in charge of leading our global sales and marketing efforts, while building and maintaining customer relationships and strategic partnerships. Mr. McCourt has spent over 20 years in international sales and marketing leadership roles.  Prior to joining GSE, Mr. McCourt was a Vice President of Sales for ERICO International Corporation, a manufacturer of engineered products designed for diverse niche applications in the electrical, mechanical, commercial and industrial, rail and utility markets, located in Solon, Ohio from 2001 to 2010.  In his role at ERICO, Mr. McCourt was responsible for global sales of a line of electrical and fastening products for electrical, data-communications and construction industries.  Prior to joining ERICO, he was at the Hilti Corporation, a manufacturer of products for construction professionals, located in Schaan, Liechtenstein from 1988 to 2001, where he held several major positions, including President and General Manager, Director of Sales, Director of Marketing and Product Manager and Regional Sales Manager. Mr. McCourt earned a Higher National Certificate in mechanical engineering from Kilmarnock Technical College and a marine engineering first class certificate from Glasgow College of Nautical Studies.

Jeffery D. Nigh Executive Vice President of Global Operations Age 50
Mr. Nigh joined GSE as Executive Vice President of Global Operations in October 2010. Mr. Nigh is responsible for leading all manufacturing, logistics and purchasing activities worldwide.  Prior to joining GSE, Mr. Nigh was the President of the Basic Bedding Division of Spring Industries, Inc., a manufacturer of textile home furnishings, from 1999 to 2010.  While at Spring Industries, Mr. Nigh held several other senior roles, including Vice President and General Manager of global Bedding business, Executive Vice President of global supply chain and Asian sourcing, President of Utility Bedding and President of Springs Renewables LLC.  Previously, Mr. Nigh worked as a consultant at the international consulting firm of McKinsey & Company in Atlanta from 1998 to 1999 and in various positions at Union Camp Corporation Engineer from 1990 to

1996. Mr. Nigh earned a Bachelor of Science degree in Chemical Engineering from Georgia Institute of Technology and a Master of Business Management degree from Harvard Business School.

L. Gregg Taylor Vice President and Chief Accounting Officer Age 53
Mr. Taylor joined GSE as Chief Accounting Officer in 2010. Mr. Taylor is responsible for leading all financial reporting, performance analysis and accounting operations worldwide. Before joining GSE, Mr. Taylor was a business consultant at Alvarez & Marsal Business Consulting LLC, a global professional consulting firm, from 2006 to 2010.  Previously, Mr. Taylor was a consultant with Accenture, a global management consulting, technology services and outsourcing company where he held Senior Director and Partner positions from 1995 – 2006.  Prior to consulting, Mr. Taylor held various positions including Accounting Director, Regional Controller and Divisional Controller at Fox Meyer Drug Co., a pharmaceutical distributor, from 1985-1995.  Mr. Taylor earned a Bachelor of Business Administration degree with a major in Accounting from the University of Texas at Arlington and is a Certified Public Accountant (currently inactive) in the State of Texas.

Edward J. Zimmel Vice President of Engineering Age 50
Mr. Zimmel has served as our Vice President of Engineering since 2002. Mr. Zimmel is responsible for leading our global engineering organization in technical support and plant engineering for all of our product lines worldwide. With over 24 years of geosynthetics experience, he has served in various roles in engineering and installation management positions since joining GSE in 1986. Mr. Zimmel earned a Bachelor of Science degree in Civil Engineering from Texas A&M University.

Mark A. Whitney Vice President, General Counsel and Secretary Age 50
Mr.  Whitney joined GSE as Vice President, General Counsel and Secretary in 2012.  Mr. Whitney is responsible for leading the company’s legal functions.  Prior to joining GSE, Mr. Whitney was in private practice with the Boyden, Cooluris, Livingston & Saxe law firm from 2010 to 2012 in Sacramento, California.  From 2003 to 2009, Mr. Whitney served as General Counsel at GenCorp Inc., a $700 million technology-based manufacturing company located in Sacramento, California.  Prior to working at GenCorp, Mr. Whitney served as senior corporate counsel at Tyco International Ltd., a diversified manufacturer located in Boca Raton, Florida, focusing on mergers and acquisitions.  Mr. Whitney earned a Bachelor of Arts degree with a major in Economics from Bowdoin College and a JD from the University of New Hampshire Law Center (formerly known as Franklin Pierce Law Center).

Kevin M. Miller Vice President, Commercial Operations Age 46
Mr. Miller was appointed as Vice President, Commercial Operations in 2013. Mr. Miller is responsible for commercialization of new products, creating new applications of existing products and leading innovation management.  Mr. Miller joined GSE as Product Line Director in 2012 and was responsible for developing and managing the product innovation program, and developing systems for expedited product launches and commercialization of products.  From 2010 to 2012, Mr. Miller owned and operated his own company called Ripple Mobile, an information technology company that produces applications for mobile devices and for cloud computing.  From 1999 to 2010, Mr. Miller held various positions at Advanced Drainage Systems (“ADS”), a leading manufacturer of polyethylene pipe located in Hilliard, Ohio, including product management, engineering management and sales management positions.  During his time at ADS, Mr. Miller led product development and commercialization activities for several successful product and market entries.  Mr. Miller earned a Bachelor of Civil Engineering from the Georgia Institute of Technology.

COMMON STOCK OWNERSHIP

Beneficial Ownership Table

The following table provides information concerning beneficial ownership of our common stock as of March 25, 2013 by:

• each of our directors;
• each of our named executive officers;
• each person known by us to beneficially own 5% or more of our outstanding common stock; and
• all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 20,107,556 shares of common stock outstanding as of March 25, 2013.  Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held.  Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 25, 2013 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.  Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.  Unless otherwise indicated in the table or notes below, the address for each beneficial owner is c/o GSE Holding, Inc., 19103 Gundle Road, Houston, Texas 77073.

	Shares Beneficially Owned
Name	Number	Percent
5% Shareholders:
Code Hennessy & Simmons LLC(1)	11,427,388	56.83%
Robeco Investment Management, Inc.(2)	2,090,205	10.39%
Gilder, Gagnon, Howe & Co. LLC(3)	1,192,646	5.93%
Putnam Investments, LLC(4)	1,249,525	6.21%

Named Executive Officers and Directors:
Mark C. Arnold(5)	355,295	1.77%
J. Michael Kirksey	28,125	*
L. Gregg Taylor(6)	61,450	*
Peter R. McCourt	68,118	*
Jeffery D. Nigh	68,118	*
Michael G. Evans	19,519	*
Marcus J. George(7)	10,726,003	53.34%
Richard E. Goodrich	21,869	*
Robert C. Griffin	34,254	*
Charles A. Sorrentino	16,627	*
Craig A. Steinke	10,377	*
All directors and executive officers as a group (14 persons)(8)	11,443,781	56.91%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
Includes 10,726,003 shares held by Code Hennessy & Simmons IV LP (“CHS IV”) and 17,632 shares held by CHS Associates IV. Code Hennessy & Simmons LLC (“CHS”) is the general partner of CHS Associates IV as well as the general partner of CHS Management IV LP, which is the general partner of CHS IV. The Investment Committee of CHS exercises sole voting and dispositive powers with respect to the shares of our common stock held by both CHS IV and CHS Associates IV. The members of the Investment Committee are Brian P.

Simmons, Daniel J. Hennessy, Thomas J. Formolo, David O. Hawkins and Richard A. Lobo (collectively, the “Investment Committee Members”). Each of the Investment Committee Members disclaims beneficial ownership of the shares held by CHS IV and CHS Associates IV, except to the extent of a pecuniary interest therein. In addition, due to the relationship between CHS and certain other stockholders as set forth in the Stockholders Agreement described under “Certain Relationships and Related Transactions –  Amended and Restated Stockholders Agreement,” CHS may be deemed to constitute a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, with such other stockholders and may be deemed to have shared voting and dispositive power with respect to the limited matters described in the Stockholders Agreement over (and therefore to beneficially own) the 683,753 shares of common stock beneficially owned in the aggregate by such other stockholders, such that CHS may be deemed to beneficially own 11,427,388 shares of common stock. CHS expressly disclaims membership in any “group” with any person and expressly disclaims beneficial ownership of any shares of common stock beneficially owned by such other stockholders. The address for each of the Investment Committee Members is c/o Code Hennessy & Simmons LLC, 10 South Wacker Drive, Suite 3175, Chicago, IL 60606.

(2)
Robeco Investment Management, Inc. (“RIM”) is deemed to be the beneficial owner of 2,090,205 shares held by RIM for the discretionary account of certain clients.  All of the foregoing information is according to a Schedule 13G/A filed with the SEC on February 7, 2013.  The address of Robeco Investment Management, Inc. is 909 Third Avenue, New York, NY 10022.

(3)
Gilder, Gagnon, Howe & Co. LLC (“GGH”) is deemed to be the beneficial owner of 1,192,646 shares, of which 1,188,429 shares are held in customer accounts over which partners and/or employees of GGH have discretionary authority to dispose of or direct the disposition of the shares, 707 shares are held in accounts owned by the partners of GGH and their families and 3,510 shares are held in the account of the profit-sharing plan of GGH.  All of the foregoing information is according to a Schedule 13G/A filed with the SEC on January 10, 2013.  The address of Gilder, Gagnon, Howe & Co. LLC is 3 Columbus Circle, 26th Floor, New York, NY 10019.

(4)
Putnam Investments, LLC (“PI”) is deemed to be the beneficial owner of 1,249,525 shares, which consists of shares beneficially owned by two wholly-owned subsidiaries of PI: Putnam Investment Management, LLC, a registered investment adviser and adviser to the Putnam family of mutual funds (“PIM”), and The Putnam Advisory Company, LLC, a registered investment adviser and adviser to Putnam’s institutional clients (“PAC”). PIM and PAC, in turn, are deemed to be the beneficial owners of shares beneficially owned by clients of such investment advisers, which clients may include investment companies registered under the Investment Company Act of 1940, as amended, and/or employee benefit plans, pension funds, endowment funds or other institutional clients.  All of the foregoing information is according to a Schedule 13G filed with the SEC on February 14, 2013.  The address of Putnam Investments, LLC is 7 Shattuck Road, Andover, MA 01810-2450.

(5)	Includes 81,472 shares issuable upon the exercise of stock options held by Mr. Arnold that are currently exercisable or exercisable within 60 days of March 25, 2013.

(6)	Includes 36,210 shares issuable upon the exercise of stock options held by Mr. Taylor that are currently exercisable or exercisable within 60 days of March 25, 2013.

(7)
Includes 10,726,003 shares held of record by CHS IV. Mr. George is a partner of CHS. CHS is the general partner of CHS Associates IV as well as the general partner of CHS Management IV LP, which is the general partner of CHS IV.  Mr. George disclaims beneficial ownership of the shares held by CHS IV. The address for Mr. George is c/o Code Hennessy & Simmons LLC, 10 South Wacker Driver, Suite 3175, Chicago, IL 60606.

(8)
Includes 10,726,003 shares for which Mr. George has disclaimed beneficial ownership. See note (7) above. Does not include Mr. Lacey, who is no longer an executive officer, but includes Edward Zimmel, Mark Whitney and Kevin Miller who are executive officers but not named executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to provide us copies of these reports.  Based solely on representations and information provided to us by the persons required to make such filings, we believe that, during 2012, our directors, executive officers and 10% shareholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the compensation arrangements we have with our senior officers, whom we refer to as our “named executive officers,” or NEOs. Our NEOs for fiscal 2012 were:

Name	Title
Mark C. Arnold	President, Chief Executive Officer and Director
William F. Lacey	Former Executive Vice President and Chief Financial Officer(1)
Peter R. McCourt	Executive Vice President of Global Sales and Marketing
Jeffery D. Nigh	Executive Vice President of Global Operations
L. Gregg Taylor	Vice President and Chief Accounting Officer
________________

(1)
Mr. Lacey served as our Chief Financial Officer from August 22, 2011 to September 27, 2012.  On January 7, 2013, Mr. Kirksey joined the Company as Executive Vice President and Chief Financial Officer.  For a description of Mr. Kirksey’s employment agreement, refer to “– Employment Agreements” below.

Executive Compensation Objectives and Principles

The Compensation Committee of our Board of Directors is responsible for establishing the objectives and principles of our executive compensation program, for evaluating the performance of our NEOs and approving their annual compensation and for monitoring the overall effectiveness of our executive compensation program.

Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in our industry;

•	reward superior performance for achieving specific annual strategic goals;

•	ensure fairness among the executive management team by recognizing the contributions each executive officer makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our Company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-term business goals and create sustainable long-term shareholder value.

Determining Executive Compensation

The Compensation Committee annually evaluates the performance of our NEOs. The Compensation Committee meets with our Chief Executive Officer to review each of the other NEO’s performance and to discuss compensation recommendations for the other NEOs. Based upon the recommendations from our Chief Executive Officer and in accordance with the compensation objectives and policies described in this compensation discussion and analysis, the Compensation Committee approves the annual compensation packages of our NEOs other than our Chief Executive Officer, which includes base salary, cash performance awards and grants of long-term equity incentive awards as described below. The Compensation Committee evaluates the performance of our Chief Executive Officer (without the participation of our Chief Executive Officer) and determines appropriate base salary, cash performance awards and grants of long-term equity incentive awards based on this evaluation.

In 2012, the Compensation Committee retained Longnecker & Associates (“Longnecker”), a nationally known compensation consulting firm, to:

•	develop an appropriate peer group based upon market capitalization and revenue in the plastic and rubber manufacturing industry;

•	review the total cash compensation (base salary and annual incentives) for our NEOs;

•
assess the competitiveness of executive compensation, based on market capitalization and revenue, as compared to the approved 2012 peer group and published survey companies in the plastic and rubber manufacturing industry; and

•	provide conclusions and recommended considerations for the current total cash compensation packages which balance the need for competitive compensation with internal fiscal responsibility.

Following discussions with the Compensation Committee and management, Longnecker established a comparator group consisting of the following companies: Innophos Holdings, Inc.; Tredegar Corporation; Myers Industries, Inc.; Handy and Harman Ltd; Quaker Chemical Corp.; Aceto Corporation; Raven Industries; Landec Corporation; Core Molding Technologies, Inc.; Thermon Group Holdings, Inc.; and UFP Technologies, Inc.  The Compensation Committee selected the comparator group companies because they are similar in size as the company and compete in the same industry.
In addition to publicly available proxy statement information for the comparator group companies, Longnecker procured market compensation data from published survey sources utilizing companies that operate in the plastic and rubber manufacturing industry based upon GSE’s size.  Those published survey sources included (i) Economic Research Institute, 2012 ERI Executive Compensation Assessor, (ii) Towers Watson, 2011/2012 Top Management Compensation – Compensation Calculator, (iii) Mercer, Inc., 2011 US General Benchmark, and (iv) WorldatWork, 2010/2011 Total Salary Increase Budget Survey.

Using a weighted average of 50% for the comparator group data and 50% for the four published survey sources, Longnecker then calculated market consensus data for each NEO position by “matching” each of our NEO positions, based on Longnecker’s understanding of the position’s primary duties and responsibilities, to a similar position within Longnecker’s market consensus data.

The Longnecker study recommended the total cash target (base salary plus annual incentive target) for the NEOs be set at just below the 50th percentile.

Elements of Compensation

Our current executive compensation program consists of the following components:

• base salary;
• performance-based cash incentive awards;
• long-term equity incentives;
• post-employment benefits; and
• other benefits and perquisites.

Historically, base salary and the annual cash incentive bonus have been the most significant elements of our executive compensation program. Following our initial public offering (“IPO”) in February 2012, we expect that long-term equity-based compensation will continue to become a more significant element of our executives’ total compensation. These elements, on an aggregate basis, are intended to substantially satisfy the overall objectives of our executive compensation program. Typically, we have established each of these elements of compensation at the same time to enable the Compensation Committee to simultaneously consider all of the significant elements of compensation and their impact on total compensation. We strive to achieve an appropriate mix between the various elements of our executive compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach after giving due consideration to prevailing circumstances.

Base Salary

The base salary element of our executive compensation program provides a minimum, fixed level of cash compensation for the named executive officers to compensate them for services rendered during the fiscal year and is intended to attract and retain highly qualified executives. Base salary amounts are established at the time we hire an executive. Historically, these amounts have been highly individualized, resulting from arms-length negotiations, and have been based on our financial condition and available resources, our need for that particular position to be filled, the existing internal compensation structure for each position and the competitive market for corresponding positions within our industry. The Compensation Committee reviews each executive’s base salary on an annual basis, considering the executive’s scope of responsibility, individual performance and experience, business performance and our overall market competitiveness. The Compensation Committee also monitors the impact base salary increases have on the other elements of our compensation program, including the annual cash incentive bonus, which is determined as a percentage of base salary, long-term equity incentives and total compensation.

The base salary of each of our NEOs was set by our Board of Directors and is set forth in each of the NEOs offer letter or employment agreement. See “– Employment Agreements” below.

Base salaries for our NEOs in 2012 were as follows:

Name	2012 Base Salary
Mark C. Arnold(1)	$490,000
William F. Lacey(2)	$280,000
Peter R. McCourt	$280,000
Jeffery D. Nigh	$280,000
L. Gregg Taylor	$220,000
______________

(1)	Mr. Arnold’s base salary was increased from $440,000 to $475,000 in January 2012, and then from $475,000 to $490,000 in June 2012.
(2)	Mr. Lacey served as our Chief Financial Officer from August 22, 2011 to September 27, 2012.

Performance-Based Cash Incentive Awards

Our performance-based cash incentive awards are designed to support our current business needs and drive consistent focus throughout the year by aligning the compensation of our NEOs with our short-term operational and performance goals. NEOs are eligible to receive such awards upon the attainment of pre-established objective financial goals and individual performance goals. This element of our executive compensation program is intended to motivate executives to work effectively to achieve these objectives and reward them when the pre-established objectives and results are certified.

The financial targets and overall design of the performance-based cash incentive awards for executives generally mirror the annual incentive compensation program for all other eligible, salaried employees. The Compensation Committee annually assigns each executive a target award as a percentage of salary. Performance-based cash incentive awards are based on GSE’s and the executive’s achievement of the pre-established company and individual performance goals. Performance-based cash incentive awards are made pursuant to company objectives (such as Adjusted EBITDA) and then pursuant to individual performance goals. Although the Compensation Committee does not formally assign a specific weighting, in general, company objectives represent a majority of the weighting.  The pre-established threshold financial goal for 2012 was based upon Adjusted EBITDA of $45 million.  “Adjusted EBITDA” represents net income or loss before interest expense, income tax expense, depreciation and amortization of intangibles, change in the fair value of derivatives, loss (gain) on foreign currency transactions, restructuring expenses, extraordinary and non-recurring professional fees, stock-based compensation expense, loss (gain) on asset sales and management fees paid to CHS.  Adjusted EBITDA is a non-GAAP measure specific to GSE’s performance-based cash incentive awards and may not be comparable to other similarly titled measures of other companies.

2012 Individual Objectives

The primary individual objectives (“MBOs”) for Messrs. Arnold, Lacey, McCourt, Nigh and Taylor for 2012 are set forth below.

•
Mark C. Arnold, Chief Executive Officer.  Mr. Arnold’s individual performance goals for 2012 were to (1) stabilize the senior management team through hiring and leadership, (2) work with the Board to develop a broader base of public company appropriate metrics with which to manage GSE, (3) develop a full investor relations capability, including policies, procedures and staffing/support , (4) develop a full strategic plan for the business, (5) commence development of a management succession plan to be presented to the Board in early 2013, (6) market conditions permitting, successfully complete a secondary stock offering in 2012, (7) manage direct reports to ensure that they meet the substantial majority of their main business objectives, (8) lead the development and sale of new higher margin products to improve the overall mix and increase average gross margins, and (9) ensure proper diligence and successful integration of acquisitions and large capital expenditure projects.  Each goal was developed with a pre-established percentage allocation of 11.1%.

•
William F. Lacey, Former Executive Vice President and Chief Financial Officer.  Mr. Lacey’s individual performance goals for 2012 were to (1) consolidate the Second Lien Term Loan Note into the First Lien Term Loan Note on acceptable terms, (2) improve various business intelligence metrics and measurement tools, (3) recruit additional members for the finance function, (4) achieve certain targets relating to working capital as a percentage of sales, and (5) market conditions permitting, successfully complete a secondary stock offering in 2012. Mr. Lacey’s goals were developed with pre-established percentage allocations of their importance.

•
Peter R. McCourt, Executive Vice President of Global Sales and Marketing.  Mr. McCourt’s individual performance goals for 2012 were to (1) successfully launch new products as they become operationally available, (2) achieve certain sales target of various products, (3) recruit or identify personnel for succession plan of direct reports, and (4) achieve certain targets relating to working capital as a percentage of sales. Mr. McCourt’s goals were developed with pre-established percentage allocations of their importance.

•
Jeffery D. Nigh, Executive Vice President of Global Operations.  Mr. Nigh’s individual performance goals for 2012 were to (1) achieve a specified global OSHA incidence rate, (2) reduce customer complaints on a year-over-year basis, (3) meet 2012 Production volumes globally, (4) successfully install additional capacity, (5) implement programs to reduce raw material costs by $5 million on an annualized basis, (6) match resin fixed pricing to global backlog, (7) develop partnerships to offer GSE-branded products globally, (8) produce and deliver various new products globally, and (9) recruit and hire key engineering personnel. Mr. Nigh’s goals were developed with pre-established percentage allocations of their importance.

•
L. Gregg Taylor, Vice President and Chief Accounting Officer.  Mr. Taylor’s individual performance goals for 2012 were to (1) improve various business intelligence metrics and measurement tools, (2) recruit a European controller, (3) consolidate the North American and Latin American finance functions, (4) develop a forecasting methodology and model, and (5) implement a standard accounting process checklist for all regions. Each goal was developed with a pre-established percentage allocation of 20.0%.

The target performance-based cash incentive award opportunity for each eligible executive was set as a percentage of base salary.  For 2012, the amount of performance-based cash incentive awards for participating executives ranged from zero to double their incentive target as set forth in the table below, based upon the extent to which the pre-established performance goals were achieved or exceeded. The threshold, target and maximum annual performance bonus payout opportunities of our NEOs for 2012 are set forth in the table below.

	2012
	Performance-based cash incentive award structure
Name	Threshold Payout as Percentage of Base Salary(1)	Target Payout as Percentage of Base Salary	Maximum Payout as Percentage of Base Salary	Actual 2012 Bonus Payout
Mark C. Arnold	15%	80%	160%	$141,320
William F. Lacey	10%	50%	100%	$45,495
Peter R. McCourt	10%	50%	100%	$46,895
Jeffery D. Nigh	10%	50%	100%	$44,095
L. Gregg Taylor	15%	30%	60%	$36,917
______________
(1)	Assumes 100% of MBOs are met for each NEO.

Performance Goal	Year	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved
Adjusted EBITDA	2012	$45 million	$50.7 million	$53.0 million	$45.7 million

Bonus Letter Agreements

In connection with the consummation of our IPO in February 2012, we issued an aggregate of 458,467 shares of our common stock and paid an aggregate of $2.2 million cash to Messrs. Arnold, Lacey, McCourt, Nigh and Taylor pursuant to bonus letter agreements, consisting of (i) 250,073 shares and $1.2 million of cash to Mr. Arnold, (ii) 62,518 shares and $303,000 of cash to Mr. Lacey, (iii) 62,518 shares and $303,000 of cash to Mr. McCourt, (iv) 62,518 shares and $303,000 of cash to Mr. Nigh, and (v) 20,840 shares and $101,000 of cash to Mr. Taylor.  The bonus letter agreements expired after all such payments were made in February 2012.

Long-Term Equity Incentives

The long-term equity incentive component of our executive compensation plan is intended to align the long-term interests of management with those of our shareholders and incentivize them to manage our business to meet our long-term business goals and create sustainable long-term stockholder value.

We adopted the 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”) in connection with our IPO. The 2011 Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents and other stock-based awards. Directors, officers and other associates of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2011 Plan. Currently, the Compensation Committee may award stock options pursuant to the 2004 Stock Option Plan and the 2011 Plan.

During 2009, the Compensation Committee granted options to purchase 108,630 shares of our common stock to Mr. Arnold with an exercise price of $6.15 per share. The options vest over a four year term, at a rate of 25% on each anniversary of the grant date.

On January 1, 2011, the Compensation Committee granted options to purchase 36,210 shares of our common stock to Mr. Taylor with an exercise price of $5.11 per share, which options were fully vested upon issuance.

On May 14, 2012, the Compensation Committee granted restricted stock to our NEOs, consisting of (i) 23,750 shares to Mr. Arnold, (ii) 5,600 shares to Mr. Lacey, (iii) 5,600 shares to Mr. McCourt, (iv) 5,600 shares to Mr. Nigh, and (v)

4,400 shares to Mr. Taylor.  These restricted shares vest in three equal installments on the first, second and third anniversaries of the grant date so long as the recipient is still employed.

Also on May 14, 2012, the Compensation Committee granted options to purchase shares of our common stock to our NEOs, consisting of (i) 71,250 options to Mr. Arnold, (ii) 16,800 options to Mr. Lacey, (iii) 16,800 options to Mr. McCourt, (iv) 16,800 options to Mr. Nigh, and (v) 13,200 options to Mr. Taylor.  These stock options have an exercise price of $11.57 per share, and vest in three equal installments on the first, second and third anniversaries of the grant date so long as the recipient is still employed.

As of December 31, 2012, options to purchase 1,284,639 shares of common stock were outstanding under the 2004 Stock Option Plan and options to purchase 553,452 shares of common stock remained available for issuance.

As of December 31, 2012, options to purchase 195,650 shares of common stock were outstanding under the 2011 Plan and 1,254,450 shares remained available for future issuance under the 2011 Plan.

Post-Employment Benefits

Retirement Plan Benefits

We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our associates or the business at this time.

NEOs can, however, participate in the Gundle/SLT Environmental, Inc. 401(k) Plan. Employee contributions can range from 1% to 60% of eligible compensation as prescribed by law. Employees over 50 years old may contribute an additional amount as prescribed by law. We match the first 3% of employee contributions dollar-for-dollar and the next 2% at $0.50 on the dollar.

Change of Control Severance Arrangements

We have entered into executive employment agreements with our NEOs, which provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including severance payments in the event of a termination following a “change in control.” The Compensation Committee believes that the terms and conditions of these agreements are reasonable and assist in retaining the skilled executives needed to achieve our objectives. Information regarding the specific payments that are applicable to each termination event is provided under the heading “– Employment Agreements” and “– Potential Benefits Upon Termination or Change in Control” below.

Other Benefits and Perquisites

As employees of GSE, the NEOs are eligible to participate in a basic level of life insurance, disability insurance, and a basic level of accidental death and disability plans at no cost to the executive. They also participate in the health, dental and disability insurance plans provided to all of our employees. See “Summary Compensation Table” below for additional information. NEOs also are eligible for annual paid time off, holidays and bereavement days provided to all of our employees. As discussed under “– Employment Agreements” below, certain executives are entitled to car allowances, executive wellness programs and other benefits.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) generally limits the deductibility of compensation paid to our NEOs to $1.0 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earliest of (1) the expiration of the plan or agreement, (2) a material modification of the plan or agreement, (3) the issuance of all employer stock and other compensation that has been allocated under the plan, or (4) the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the

“Transition Date”). After the Transition Date, rights or awards granted under the plan, other than options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our shareholders.

Our compensation program is intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Compensation and Risk

We believe that our performance-based compensation programs create appropriate incentives to increase long-term shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•	limits on annual incentive and long-term performance awards, thereby defining and capping potential payouts;

•
with each increase in executive pay level, proportionately greater award opportunity derived from the long-term incentive program compared to the annual incentive plan, creating a greater focus on sustained company performance over time; and

•	the application of an annual incentive metric that aligns employees against shareholders’ objectives of increasing Adjusted EBITDA balanced with qualitative individual performance goals.

In light of these features of our compensation programs, the Board concluded that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors

Craig A. Steinke (Chairman)
Michael G. Evans
Richard E. Goodrich
Robert C. Griffin
Charles A. Sorrentino

Summary Compensation Table

The following Summary Compensation Table shows the compensation earned by our NEOs during fiscal 2010, fiscal 2011 and fiscal 2012.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(11)	Total ($)
Mark C. Arnold	2012	483,750	(3)	1,211,902	(9)	2,504,782	255,799	141,320	–	93,053	4,690,606
President, Chief Executive Officer and	2011	440,000		–		–	–	528,000	–	40,803	1,008,803
Director	2010	403,333	(3)	–		–	–	321,627	–	77,570	802,530

William F. Lacey(2)	2012	280,000		302,975	(9)	622,582	60,315	45,495	–	89,330	1,400,697
Former Executive Vice President & Chief Financial Officer	2011	102,282		–		–	–	41,000	–	24,263	167,545

Peter R. McCourt	2012	280,000		302,975	(9)	622,582	60,315	46,895	–	319,265	1,632,032
Executive Vice President of Global	2011	240,000		–		–	–	144,000	–	39,748	423,748
Sales & Marketing	2010	120,000	(4)	70,000	(5)	–	–	17,717	–	48,765	256,482

Jeffery D. Nigh	2012	280,000		302,975	(9)	622,582	60,315	44,095	–	241,115	1,551,082
Executive Vice President of Global	2011	250,000		–		–	–	147,000	–	20,501	417,501
Operations	2010	62,083	(6)	20,833	(10)	–	–	26,619	–	4,026	113,561

L. Gregg Taylor	2012	220,000		100,992		234,640	47,390	36,917	–	29,089	669,028
Vice President and Chief Accounting	2011	208,750	(7)	–		–	23,500	81,000	–	20,775	334,025
Officer	2010	121,212	(8)	20,000	(5)	–	–	30,549	–	2,946	174,707
_________________
(1)
The amounts reported in these columns reflect the aggregate grant date fair value of stock and option awards granted to the NEO during fiscal years 2010, 2011 and 2012, computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718 “Stock Compensation.” The amounts for grants reflect the calculated value of such awards on the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.  For accounting purposes, we use the Black-Scholes option pricing model to calculate the grant date fair value of stock options. See the “Grants of Plan-Based Awards” table for information regarding stock option awards to the NEOs during fiscal year 2012.

(2)
Mr. Lacey served as our Chief Financial Officer from August 22, 2011 until September 27, 2012, and as a non-officer employee performing the functions of a chief financial officer from September 27, 2012 until December 31, 2012.

(3)	Mr. Arnold’s base salary was increased from $400,000 to $440,000 in September 2010, and from $440,000 to $475,000 in January 2012, and then from $475,000 to $490,000 in June 2012.

(4)	Mr. McCourt joined our Company in July 2010 and his base salary was prorated to account for his date of hire.

(5)	Represents the portion of Mr. McCourt’s and Mr. Taylor’s bonus in 2010 that was guaranteed.

(6)	Mr. Nigh joined our Company in October 2010 and his base salary was prorated to account for his date of hire.

(7)	Mr. Taylor’s base salary was increased from $200,000 to $215,000 in June 2011.

(8)	Mr. Taylor joined our Company in May 2010 and his base salary was prorated to account for his date of hire.

(9)
These amounts reflect the cash portion of the IPO sale bonuses paid in February 2012 pursuant to the bonus letter agreements we had with our NEOs.  For a further description of such sale bonus awards, refer to “Bonus Letter Agreements” on page 25.

(10)	This amount reflects a cash bonus granted to Mr. Nigh as part of his relocation to Houston, Texas.

(11)	For a breakdown of these amounts, refer to the table under the heading “All Other Compensation” on page 30.

All Other Compensation

Name	Year	Executive health, Life and Disability Benefits ($)(A)	Relocation Expenses and Rental of Living Quarters ($)(B)	Company- Paid Personal Traveling Expenses ($)(C)	Gross Up for Taxes ($)(D)	Car Allowance ($)(E)	Company Contributions to 401(k) ($)(F)	Club Dues ($)(G)	Totals ($)
Mark C. Arnold	2012	19,272	–	24,375	34,899	3,632	10,000	875	93,053
	2011	13,241	212	16,497	–	5,720	5,133	–	40,803
	2010	20,270	39,003	16,067	–	1,855	–	375	77,570
William F. Lacey	2012	20,300	36,814	19,275	12,941	–	–	–	89,330
	2011	4,865	14,639	4,759	–	–	–	–	24,263
Peter R. McCourt`	2012	19,299	201,280	–	98,686	–	–		319,265
	2011	13,141	26,607	–	–	–	–	–	39,748
	2010	5,207	43,558	–	–	–	–	–	48,765
Jeffery D. Nigh	2012	19,272	137,698	–	74,145	–	10,000	–	241,115
	2011	12,770	–	–	–	–	7,731	–	20,501
	2010	2,026	2,000	–	–	–	–	–	4,026
L. Gregg Taylor	2012	19,089	–	–	–	–	10,000	–	29,089
	2011	12,996	–	–	–	–	7,779	–	20,775
	2010	2,946	–	–	–	–	–	–	2,946
______________
(A)	Amounts represent the annual premiums paid by us for executive employee Medical, Dental, Vision, Group Term Life and Disability Insurance.

(B)
With respect to Mr. Arnold, amounts represent $39,003 in 2010 and $212 in 2011 for the rental of corporate housing in Houston, Texas.  With respect to Mr. Lacey, amounts represent $14,639 in 2011 and $36,814 in 2012 for the rental of a corporate apartment in Houston, Texas.  With respect to Mr. McCourt, amounts represent $3,769 in 2010 for the rental of a corporate apartment in Houston, Texas, $39,789 in 2010 for relocation / moving expenses, $26,607 to cover carrying costs on his prior home and miscellaneous relocation costs, and $201,280 in 2012 to cover closing costs and losses on the sale of his prior home as part of his relocation to Houston, Texas.  With respect to Mr. Nigh, amounts represent $2,000 in 2010 for the rental of a corporate apartment in Houston, Texas, and $137,698 in 2012 to cover closing expenses and losses on the sale of his prior home and closing expenses for the purchase of his new home as part of his relocation to Houston, Texas.

(C)	Represents amounts paid by us for travel expenses to and from the NEOs’ homes outside of Houston, Texas.

(D)
Amounts represent tax gross ups paid by the Company with respect to the income tax payable on taxable Company-paid relocation and personal travel expenses.  The Company is no longer paying for personal travel expenses or tax gross ups relating thereto.

(E)	Amounts represent the car allowance for Mr. Arnold. Mr. Arnold no longer received a car allowance after June 2012.

(F)	Amounts represent the annual Company contributions under the Company’s 401(k) plan.

(G)	Amounts represent reimbursement for annual club dues.

Grants of Plan-Based Awards

The following table sets forth awards and potential payouts to our NEOs pursuant to our incentive plans granted during fiscal 2012. The non-equity awards described below represent grants of annual performance-based cash incentive awards (annual cash bonuses).

Estimated potential payouts
under non-equity incentive
plan awards(1)
______________________________________

Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(4)
Mark C. Arnold
Non-equity	January 1, 2012	$73,500	$392,000	$784,000	23,750	71,250	$11.57	$509,924
William F. Lacey
Non-equity	January 1, 2012	$28,000	$112,000	$224,800	5,600	16,800	$11.57	$120,235
Peter R. McCourt
Non-equity	January 1, 2012	$28,000	$140,000	$280,000	5,600	16,800	$11.57	$120,235
Jeffery D. Nigh
Non-equity	January 1, 2012	$28,000	$140,000	$280,000	5,600	16,800	$11.57	$120,235
L. Gregg Taylor
Non-equity	January 1, 2012	$33,000	$66,000	$132,000	4,400	13,200	$11.57	$94,470
_________________
(1)
Represents estimated possible payouts on the grant date for performance-based cash incentive awards granted in 2012 for each of our NEOs. This is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts related to the 2012 performance-based cash incentives. See also “Compensation Discussion and Analysis – Performance-Based Cash Incentive Awards” for additional information about the 2012 performance-based cash incentives.

(2)	The amounts reported in this column reflect achieving the threshold Adjusted EBITDA number of $45 million and achieving all individual objectives.

(3)
Stock awards consist of shares of restricted stock granted under the 2011 Plan on June 4, 2012.  Such restricted stock vests in equal, annual installments over the three-year period following the date of grant, beginning on the first anniversary of the date of grant so long as the recipient continues to be employed.

(4)
The amounts reported in this column reflect the aggregate grant date fair value of stock and option awards granted to the NEO during fiscal year 2012, computed in accordance with FASB, ASC Topic 718 “Stock Compensation.” The amounts for grants reflect the calculated value of such awards on the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.  For accounting purposes, we use the Black-Scholes option pricing model to calculate the grant date fair value of stock options.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to the outstanding equity awards of each of our NEOs as of December 31, 2012.

Name	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($/Sh)	Option expiration date
Mark C. Arnold	81,472		27,158	(1)	–	6.15	September 14, 2019
	–		71,250	(2)	–	11.57	June 4, 2022
William F. Lacey	16,800	(3)	–		–	11.57	March 31, 2013
Peter R. McCourt	–		16,800	(2)	–	11.57	June 4, 2022
Jeffery D. Nigh	–		16,800	(2)	–	11.57	June 4, 2022
L. Gregg Taylor	36,210	(4)	–		–	5.11	January 1, 2021
	–		13,200	(2)	–	11.57	June 4, 2022
_________________
(1)
These option awards were granted under our 2004 Stock Option Plan on September 14, 2009.  These options vest in equal, annual installments over the four-year period following the date of grant, beginning on the first anniversary of the date of grant.

(2)
These option awards were granted under the 2011 Plan on June 4, 2012.  These options vest in equal, annual installments over the three-year period following the date of grant, beginning on the first anniversary of the date of grant, so long as the recipient is still employed.

(3)
These option awards were granted under the 2011 Plan on June 4, 2012 and became fully vested on December 31, 2012 in accordance with Mr. Lacey’s Consulting and Transition Agreement.  For a further description of the Consulting and Transition Agreement, refer to “– Employment Agreements – William F. Lacey” below.

(4)	These option awards were granted under our 2004 Stock Option Plan on January 1, 2011 and are fully vested.

Option Exercises and Stock Vested

The following table summarizes each exercise of stock options, each vesting of restricted stock units and related information for each of our NEOs on an aggregated basis during 2012.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark C. Arnold	—	—	250,073	2,250,657
William F. Lacey(3)	—	—	68,118	597,382
Peter R. McCourt	—	—	62,518	562,662
Jeffery D. Nigh	—	—	62,518	562,662
L. Gregg Taylor	—	—	20,840	187,560

(1)	There were no stock options exercised in fiscal year 2012 by our NEOs.

(2)
Our NEOs received fully vested stock awards in connection with the payment of IPO sale bonuses to them pursuant to certain bonus letter agreements.  For a further description of such sale bonus awards, refer to “ – Bonus Letter Agreements” on page 25.

(3)
Shares acquired on vesting for Mr. Lacey include 62,518 shares pursuant to his bonus letter agreement, and 5,600 shares which vested on December 31, 2012 in accordance with Mr. Lacey’s Consulting and Transition Agreement.  For a further description of the Consulting and Transition Agreement, refer to “Executive Compensation – Employment Agreements – William F. Lacey” below.

Pension Benefits

Our NEOs did not participate in or have account balances in any defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

Our NEOs did not participate in or have account balances in any nonqualified deferred compensation plans sponsored by us.

Employment Agreements

The following summaries provide a description of the formalized agreements we have entered into with certain of our executive officers covering the terms of their employment and/or potential severance benefits.

Mark C. Arnold

Term.  Pursuant to an employment agreement dated September 14, 2009 and amended and restated on March 4, 2010, the term of Mr. Arnold’s employment commenced on September 14, 2009. Mr. Arnold’s employment is “at will,” and either we or Mr. Arnold may terminate his employment at any time, for any reason, with or without notice to the other.

Salary and Bonus.  The employment agreement provides for a base salary of $400,000 annually and, beginning in September 2010, $440,000 annually. Mr. Arnold is eligible to receive an annual bonus with the potential for awards up to 120% of Mr. Arnold’s base salary, payable based on our achievement of financial performance goals and achievement of personal goals and objectives of Mr. Arnold, as established by the Board.

Automobile.  Mr. Arnold’s employment agreement entitles Mr. Arnold to a company vehicle for business and personal use, with our Company responsible for all licenses, road taxes, tolls, parking, maintenance, gasoline, insurance and other operating costs.  In January 2012, Mr. Arnold relinquished his right to a company vehicle and the Board increased his base salary by $15,000 to $490,000.

Severance Payments.  If Mr. Arnold’s employment is terminated (i) by us without “Cause”, (ii) due to his “Disability” or (iii) by Mr. Arnold’s “Voluntary Termination” within six months of a “Change in Control” (each as defined in Mr. Arnold’s employment agreement), Mr. Arnold will be entitled to severance payments in an amount equal to his annual base salary, payable in equal installments over a period of twelve months, and continuation of Mr. Arnold’s existing group medical benefits for twelve months, with premiums to be paid by Mr. Arnold at the same rate paid by employees who have not been terminated.

Change in Control Severance Payments.  If within six months after a “Change in Control” (as defined in Mr. Arnold’s employment agreement), Mr. Arnold is terminated by us without Cause or is not offered a position of equal or greater scope of responsibility and annual cash consideration by the successor to us or our parent (as applicable), in addition to continued coverage under our group health plan for a period of eighteen months, Mr. Arnold will also be entitled to an aggregate amount equal to the sum of (A) thirty-six months of Mr. Arnold’s base salary then in effect plus (B) an amount equal to the average of the bonuses for the three most recent years, payable in equal installments over a period of thirty-six months.

Restrictive Covenants.  The employment agreement prohibits Mr. Arnold from competing with us during his employment period and for a period of one year thereafter and from disclosing our confidential information during his employment and at any time thereafter.

J. Michael Kirksey

Term.  Mr. Kirksey’s employment commenced on January 7, 2013, pursuant to an offer letter dated December 18, 2012. Mr. Kirksey’s employment is “at will,” and either we or Mr. Kirksey may terminate his employment at any time, for any reason, with or without prior notice to the other.

Salary and Bonus.  The offer letter provides for an annual base salary of $360,000, and Mr. Kirksey is eligible to receive an annual bonus with the potential for awards up to 100% of Mr. Kirksey’s base salary, based on the achievement of certain EBITDA targets and individual performance.

Change in Control Severance Payments.  Pursuant to a Change in Control Agreement dated January 7, 2013, in the event of a “Qualifying Termination” upon or within six months following a “Change in Control” (each as defined in the Change in Control Agreement), Mr. Kirksey will be entitled to a lump sum payment in the amount of twelve times Mr. Kirksey’s monthly base salary plus the targeted bonus for the calendar year, subject to Mr. Kirksey’s execution of a full waiver and release of all claims against us.

Restrictive Covenants.  The terms of Mr. Kirksey’s employment prohibit him from disclosing any of our confidential information, including information relating to our intellectual property, during his employment and at any time thereafter.

William F. Lacey

Term.  Mr. Lacey’s employment commenced on August 22, 2011, pursuant to an offer letter dated August 4, 2011, and terminated September 27, 2012 upon the effectiveness of his resignation. In connection with his resignation, Mr. Lacey entered into a Consulting and Transition Agreement with the Company dated as of September 27, 2012 (the “Consulting Agreement”). Under the Consulting Agreement, Mr. Lacey’s resignation as an officer of the Company was deemed effective as of September 27, 2012 (the “Effective Date”). In accordance with the Consulting Agreement, Mr. Lacey agreed that following the Effective Date until the earlier of (i) two months after the Company’s appointment of a new chief financial officer, or (ii) December 31, 2012 (the “Service Period”), he would, as a non-officer employee, continue to provide services associated with being the chief financial officer of the Company.

Salary and Bonus.  During the Service Period which ended on December 31, 2012, Mr. Lacey was paid his regular base salary of $280,000 and he was eligible to receive his management bonus for 2012 of up to 60% of Mr. Lacey’s base salary, based on the achievement of certain EBITDA targets and individual performance.  At the end of the Service Period, all unvested Company stock options and restricted stock held by Mr. Lacey became fully vested and exercisable as of such date.

Consulting Services.  Following the Service Period, Mr. Lacey is providing consulting services to the Company until December 31, 2013.  Under the Consulting Agreement, Mr. Lacey will receive an annual consulting fee of $280,000 and he will be entitled to participate in the Company’s standard employee health and welfare and ERISA retirement benefit plans or arrangements.

Restrictive Covenants.  The terms of Mr. Lacey’s employment prohibit him from disclosing any of our confidential information, including information relating to our intellectual property, during his employment and at any time thereafter.

Peter R. McCourt

Term.  Mr. McCourt’s employment commenced on July 1, 2010, pursuant to an offer letter dated May 28, 2010. Mr. McCourt’s employment is “at will,” and either we or Mr. McCourt may terminate his employment at any time, for any reason, with or without prior notice to the other.

Salary and Bonus.  The offer letter provides for a base salary of $240,000 annually, and Mr. McCourt is eligible to receive an annual bonus with the potential for awards up to 60% of Mr. McCourt’s base salary, based on the achievement of certain EBITDA targets and personal goals.

Change in Control Severance Payments.  Pursuant to a Change of Control & Retention Agreement dated July 1, 2010, Mr. McCourt will be entitled to a lump sum payment in the amount of twelve times Mr. McCourt’s monthly base salary plus the targeted bonus for the calendar year, if he experiences a “Qualifying Termination” upon or within six months following a “Change in Control” (each as defined in the Change of Control & Retention Agreement), subject to Mr. McCourt’s execution of a full waiver and release of all claims against us.

Restrictive Covenants.  The terms of Mr. McCourt’s employment prohibit him from disclosing any of our confidential information, including information relating to our intellectual property, during his employment and at any time thereafter.

Jeffery D. Nigh

Term.  Mr. Nigh’s employment commenced on October 1, 2010, pursuant to an offer letter dated August 30, 2010. Mr. Nigh’s employment is “at will,” and either we or Mr. Nigh may terminate his employment at any time, for any reason, with or without prior notice to the other.

Salary and Bonus.  The offer letter provides for a base salary of $250,000 annually, and Mr. Nigh is eligible to receive an annual bonus with the potential for awards up to 60% of Mr. Nigh’s base salary, based on the achievement of certain EBITDA targets and personal goals.

Change in Control Severance Payments.  Pursuant to a Change of Control & Retention Agreement effective October 1, 2010, Mr. Nigh will be entitled to a lump sum payment in the amount of twelve times Mr. Nigh’s monthly base salary plus the targeted bonus for the calendar year, if he experiences a “Qualifying Termination” upon or within six months following a “Change in Control” (each as defined in the Change of Control & Retention Agreement), subject to Mr. Nigh’s execution of a full waiver and release of all claims against us.

Restrictive Covenants.  The terms of Mr. Nigh’s employment prohibit him from disclosing any of our confidential information, including information relating to our intellectual property, during his employment and at any time thereafter.

L. Gregg Taylor

Term.  Mr. Taylor’s employment commenced on May 24, 2010, pursuant to an offer letter dated April 16, 2010. Mr. Taylor’s employment is “at will,” and either we or Mr. Taylor may terminate his employment at any time, for any reason, with or without prior notice to the other.

Salary and Bonus.  The offer letter provides for a base salary of $200,000 annually, and Mr. Taylor is eligible for an annual performance-based bonus, with the potential for awards up to 40% of Mr. Taylor’s base salary, based on the achievement of certain EBITDA targets and personal goals.

Change in Control Severance Payments.  Pursuant to a Change in Control Agreement dated July 28, 2011, Mr. Taylor will be entitled to a payment in the amount of twelve times his monthly base salary, payable monthly over a twelve-month period, plus the targeted bonus for the calendar year, payable as a lump sum payment, if his employment is terminated within six months following a “Change in Control” (as defined in the Change in Control Agreement), subject to Mr. Taylor’s execution of a full waiver and release of claims against us.

Stock Options.  Pursuant to Mr. Taylor’s offer letter, he was granted 36,210 stock options in our Company, which were fully vested upon issuance on January 1, 2011.

Restrictive Covenants.  The terms of Mr. Taylor’s employment prohibit him from disclosing any of our confidential information, including information relating to our intellectual property, during his employment and at any time thereafter.

Potential Payments Upon Termination or Change in Control

This table shows the potential compensation due to NEOs upon a change in control or termination of employment – related or unrelated to a change in control – by us without cause or by the executive with good reason, due to the executive’s death or disability, and by us with cause or by the executive without good reason. The amounts shown assume that a change in control or termination of employment was effective December 31, 2012. The amounts shown are only estimates of the amounts that would be due to the executives upon a change in control or termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts due can only be determined at the time of a change in control or separation and are subject to all of the terms and conditions of each applicable agreement with executive. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and do not represent the actual amount an executive would receive if an eligible change in control or termination event were to occur.

	Change in Control(1)					Absence of a Change in Control
	Without Cause or By Employee with Good Reason(4)(5)	With Cause(2)	Voluntary(3)	Death	Disability(3)	Without Cause(3)	With Cause	Voluntary	Death	Disability(4)
Mark C. Arnold
Base Salary	$1,470,000	$–	$490,000	$–	$490,000	$490,000	–	–	–	$490,000
Bonus	1,377,627	–	–	–	–	–	–	–	–	–
Other Benefits	23,400	–	15,600	–	15,600	15,600	–	–	–	15,600
Value of Accelerated Equity	–	–	–	–	–	–	–	–	–	–
Total	2,871,027	–	505,600	–	505,600	505,600	–	–	–	505,600

Peter R. McCourt
Base Salary	280,000	–	–	–	–	280,000	-	–	–	–
Bonus	140,000	–	–	–	–	140,000	–	–	–	–
Other Benefits	–	–	–	–	–	–	–	–	–	–
Value of Accelerated Equity	–	–	–	–	–	–	–	–	–	–
Total	420,000	–	–	–	–	420,000	–	–	–	–

Jeffery D. Nigh										–
Base Salary	280,000	–	–	–	–	280,000	–	–	–	–
Bonus	140,000	–	–	–	–	140,000	–	–	–	–
Other Benefits	–	–	–	–	–	–	–	–	–	–
Value of Accelerated Equity	–	–	–	–	–	–	–	–	–	–
Total	420,000	–	–	–	–	420,000	–	–	–	–

L. Gregg Taylor
Base Salary	220,000	–	–	–	–	–	–	–	–	–
Bonus	66,000	–	–	–	–	–	–	–	–	–
Other Benefits	–	–	–	–	–	–	–	–	–	–
Value of Accelerated Equity	–	–	–	–	–	–	–	–	–	–
Total	286,000	–	–	–	–	–	–	–	–	–
________________
(1)
William F. Lacey, our former Executive Vice President and Chief Financial Officer, continued to be employed by us until December 31, 2012, after which time he became a consultant.  For a description of Mr. Lacey’s Consulting and Transition Agreement, refer to “– Employment Agreements” above.

(2)
Pursuant to Mr. Arnold’s Employment Agreement, if Mr. Arnold’s employment is terminated by us for cause, by Mr. Arnold voluntarily (other than within six months after a change in control), or upon his death, Mr. Arnold is entitled to base salary due through the date of termination and all benefits under our benefit plans and programs in which Mr. Arnold participates, subject to the terms and conditions of such plans.

Under Mr. Arnold’s Employment Agreement, cause is defined as any of the following activities: (i) commission of a crime involving theft, fraud, embezzlement or other felony or otherwise involving dishonesty, in each case with respect to our Company, (ii) willful refusal without proper legal cause to perform his duties and responsibilities (with 30 day grace period after notice), (iii) engaging in conduct which would constitute material breach of the employment agreement, our code of ethics, policies or regulations (with 20 day grace period after notice), or engaging in improper conduct which would result in material injury to our Company (as determined by the Board of Directors in good faith), (iv) willful misconduct injurious to our Company and (v) conduct tending to bring our Company into substantial public disgrace or disrepute. Disability is defined as an illness or other disability which prevents the employee from discharging his responsibilities under the employment agreement for a period of 180 consecutive calendar days or for an aggregate of 180 calendar days in any calendar year, all as determined in good faith by the Board of Directors. Voluntary termination is defined as a decision to terminate employment communicated by written notice delivered to our Company indicating the specific termination provision relied upon, the facts and circumstances claimed to provide a basis for termination and the specific termination date (which must be within 30 days) if other than the date of receipt of such notice. Change in control is defined as any of the following occurrences: (a) a merger or agreement to merger by which our shareholders own less than 50% of the surviving entity, (b) our sale, or agreement to sell, all or substantially all of our assets to any other person or entity, (c) our dissolution, (d) any third person or entity together with its affiliates (other than CHS and its affiliates or a management buyout of which Mr. Arnold is a member) becomes or publicly announces its intention to become, directly or indirectly, the beneficial owner of at least 50% of our common stock, or (e) if individuals appointed or requested by CHS or its affiliates cease to constitute a majority of the individuals on the Board of Directors.

With respect to Mr. McCourt, Mr. Nigh and Mr. Taylor, if the executive’s employment is terminated by us for cause, or by the executive voluntarily, the executive is entitled to base salary due through the date of termination and all benefits under our benefit plans and programs in which the employee participates, subject to the terms and conditions of such plans.

With respect to Mr. McCourt, Mr. Nigh and Mr. Taylor, cause is defined as any of the following activities: (i) dishonesty, gross negligence or breach of fiduciary duty, (ii) indictment for, conviction of or no contest plea to an act of theft, fraud or embezzlement, (iii) commission of a felony, (iv) material breach of any company policy, and (v) substantial and continuing failure to render services in accordance with the employee’s obligations (with a 30-day grace period). Change in control is defined as any of the following occurrences: (a) consummation of any sale, exchange, or other disposition of all or substantially all of the assets of our Company (including assets of our affiliates), and (b) the transfer of beneficial ownership of more than 50% of the voting power of issued and outstanding stock by any person or group.

(3)
Pursuant to the terms of Mr. Arnold’s Employment Agreement, if his employment is terminated (A) by us without cause, (B) due to Mr. Arnold’s disability, or (C) by Mr. Arnold voluntarily within six months after a change in control, Mr. Arnold is entitled to receive: (i) base salary due through the date of termination, (ii) an amount equal to the base salary in effect on the date of termination, payable in equal installments over a period of twelve months, and (iii) all company semi-monthly or monthly contributions made under our benefit plans and programs in which Mr. Arnold participates through the date of termination, subject to the terms and conditions of such plans. Group medical benefits for the employee and dependents of the employee on the date of termination are continued for twelve months, with premiums to be paid by the employee at the same rate paid by employees whose employment has not been terminated.

(4)
Pursuant to the terms of Mr. Arnold’s Employment Agreement, if within six months after a change in control, Mr. Arnold is terminated without cause, or he voluntarily terminates his employment with us because he is not offered a position of equal or grater scope of responsibility and annual cash consideration by the company’s successor, then Mr. Arnold is entitled to receive: (i) base salary due through the date of termination, (ii) an amount equal to three times his base salary in effect on the date of termination, payable in equal installments over a period of thirty six months, (iii) an amount equal to the average of the bonuses for the three most recent years, and (iv) all company semi-monthly or monthly contributions made under our benefit plans and programs in which the employee participates through the date of termination, subject to the terms and conditions of such plans. Group medical benefits for the employee and dependents of the employee on the date of termination are continued for twelve months, with premiums to be paid by the employee at the same rate paid by employees whose employment has not been terminated.

(5)
With respect to Mr. McCourt, Mr. Nigh and Mr. Taylor, pursuant to the terms of a Change of Control Agreement, if the executive’s employment is terminated without cause in connection with a change in control experienced upon or within six months following the change in control, the executive is entitled to receive, in addition to any salary earned and vacation accrued up to and including the date of termination, twelve times the executive’s monthly base salary, along with payment of the targeted bonus for the calendar year, payable as a lump sum payment within seven days of the date that the executive executes a waiver and release in favor of our Company.

Non-Employee Director Compensation and Benefits

Director Compensation

We do not pay our employee directors or directors affiliated with CHS fees for services as directors. All of our directors are reimbursed for their reasonable expenses, if any, of attendance at meetings of the Board of Directors or a committee of the Board of Directors.

Our Board of Directors consisted of the following non-employee directors during fiscal 2012: Michael G. Evans, Marcus J. George, Richard E. Goodrich, Robert C. Griffin, Charles A. Sorrentino and Craig A. Steinke.

Mr. George is a partner of CHS. Pursuant to the management agreement discussed under “Certain Relationships and Related Transactions,” during fiscal 2012, we paid management fees and expense reimbursements of $229,000 to CHS. CHS rendered various services to us in consideration for the aforementioned management fees. In addition, during 2012 we paid to Code Hennessy & Simmons IV (“CHS IV”) a one-time fee of $3.0 million in connection with our IPO.

During 2012, we paid Messrs. Evans, Goodrich, Griffin, Sorrentino and Steinke, our non-employee directors who are not affiliated with CHS:

•	an annual retainer fee of $35,000, paid quarterly in advance;

•	a $1,500 board meeting fee, paid in advance;

•	a $1,000 committee meeting fee, paid in advance;

•
a committee chairman annual retainer of $10,000 to the chairman of the Audit Committee and $7,500 to the chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee, in each case paid quarterly in advance; and

•	the non-executive Chairman of our Board of Directors received an additional retainer fee of $52,500 per year, paid quarterly in advance.

In February, 2012, in connection with our IPO and under the 2011 Plan, each of our non-employee directors then in office who is not affiliated with CHS received a grant of 5,000 shares of restricted stock (the “IPO Grant”) that vested on the first anniversary of the grant date.  On February 13, 2013, each of our non-employee directors who is not affiliated with CHS received a grant of 6,627 shares of restricted stock (as Chairman of the Board, Mr. Griffin received a grant of 13,254 shares) that vests on February 13, 2014.  For each year of continued service hereafter, it is expected that non-employee and non-affiliated directors will receive an annual equity grant with a grant date fair value of approximately $45,000.

The following table summarizes our estimate of the compensation that our non-employee directors earned for services as members of our Board or any committee thereof during 2012, including amounts for meetings through December 31, 2012.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)		Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Michael G. Evans	$70,000	$45,000		–	–	–	–	$115,000
Richard E. Goodrich	$72,500	$45,000		–	–	–	–	$117,500
Robert C. Griffin	$109,000	$100,350	(3)	–	–	–	–	$209,350
Charles A. Sorrentino	$70,000	$45,000		–	–	–	–	$115,000
Craig A. Steinke	$26,500	$40,125	(4)	–	–	–	–	$66,625
___________________
(1)
Reflects annual fees paid to our non-employee directors for their Board service during 2012. Other than Messrs. Evans, Goodrich, Griffin, Sorrentino and Steinke our non-employee directors did not receive compensation for services as a non-employee director during 2012.  See “Certain Relationships and Related Transactions” below for a description of our management agreement with CHS.

(2)
The amounts reported in this column reflect the aggregate grant date fair value of stock awards granted to our non-employee directors during 2012, computed in accordance with FASB, ASC Topic 718 “Stock Compensation.” These amounts reflect the calculated value of these awards on the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the director.

(3)
In addition to the IPO Grant discussed above, on May 29, 2012, Mr. Griffin was awarded 5,000 shares of restricted stock because of the amount of time he was investing as Chairman of the Board.  Such shares vest on the first anniversary of the grant date.

(4)
On June 4, 2012, Mr. Steinke was awarded 3,750 shares of restricted stock as part of his joining the Board of Directors.  Such shares vest on the first anniversary of the grant date. Mr. Steinke was not a director at the time of the IPO and, therefore, did not receive the IPO Grant.

None of our non-employee directors had unexercised option awards (either exercisable or unexercisable).  Director compensation is reviewed annually by the Compensation Committee and, except as described above, paid quarterly. In addition, directors are reimbursed for their business expenses related to their attendance at board and committee meetings, including room, meals and transportation to and from board and committee meetings (e.g., commercial flights, hotel expenses and parking).

Director and Officer Indemnification and Limitation of Liability

Our amended and restated by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise provided by Delaware law.

In addition, we have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, and clarify the priority of advancement of expenses and indemnification obligations among us, our subsidiaries and any of our directors appointed by affiliates of CHS.

There is no pending litigation or proceeding naming any of our directors or officers with respect to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

We have adopted a written policy and procedure that prior to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, between us or any of our subsidiaries and a Related Person (as defined below) where the aggregate amount involved is expected to exceed $120,000 in any calendar year and the applicable Related Person had or will have a direct or indirect material interest (a “Related Party Transaction”), the Audit Committee must review the material facts of any Related Person Transaction and approve such transaction. If advance approval is not feasible, then the Audit Committee must ratify the Related Person Transaction at its next regularly scheduled meeting or the transaction must be rescinded.

In considering whether to approve or ratify any Related Person Transaction, the Audit Committee shall consider all factors relevant to the Related Person Transaction, including, without limitation, the following:

•	the extent and nature of the Related Person’s interest in the Related Person Transaction;

•	if applicable, the availability of comparable products or services from unaffiliated third parties;

•	whether the terms of the Related Person Transaction are no less favorable than terms generally available in transactions with unaffiliated third parties under like circumstances;

•	the benefit to us; and

•	the aggregate value of the Related Person Transaction.

For purposes of this policy and procedure, “Related Person” means: (i) any person who is or was an executive officer, director or nominee for election as a director (since the beginning of the last fiscal year), (ii) any person or group who is a greater than 5% beneficial owner of our voting securities, or (iii) any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Transactions with Related Persons that are not classified as Related Person Transactions by our policy, and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Other than compensation agreements and other arrangements which are described in “Executive Compensation” and the transactions described below, since January 1, 2011, we have not been a party to any Related Person Transaction.

Management Agreement

In connection with our acquisition by CHS, we entered into a management agreement (the “Management Agreement”) with CHS Management IV LP (“CHS Management”), a limited partnership (i) of which CHS is the general partner, and (ii) which is the general partner of CHS IV.

The Management Agreement was amended on May 27, 2011 and was automatically renewable on a year-to-year basis unless any party gives at least 30 days’ prior written notice of non-renewal. Under the Management Agreement, we paid CHS Management $2.1 million and $2.0 million during 2011 and 2010, respectively, and a prorated fee of $229,000 in 2012. In addition, upon the closing of our senior secured credit facilities in May 2011, we paid CHS Management a one-

time fee of $2.0 million for its services in connection with such transaction. On February 15, 2012, in connection with the consummation of our IPO, we entered into an agreement with CHS Management to terminate the financial and management consulting services provided under the Management Agreement and to eliminate the obligation to pay any management fees going forward.  Pursuant to the terms of such termination agreement, we paid CHS Management a one-time cash termination fee of $3.0 million.

Amended and Restated Stockholders Agreement

On February 15, 2012, in connection with the consummation of our IPO, we, CHS IV and certain of our directors and executive officers became parties to an amended and restated stockholders agreement (the “Stockholders Agreement”), which sets forth certain significant provisions relating to, among other things, our Board of Directors, open market transfer restrictions and drag-along rights.

Board of Directors.  The Stockholders Agreement provides that each of the parties thereto will vote its shares of our common stock and take all other necessary actions to cause our Board of Directors to include, so long as CHS owns, in the aggregate, capital stock representing 5% or more of the outstanding shares of our common stock, one director designated by CHS. CHS has the right to remove at any time, and to fill any vacancy arising from time to time with respect to, its designated director. In addition, the Stockholders Agreement provides that CHS may, for so long as it owns, in the aggregate, capital stock representing 5% or more of the outstanding shares of our common stock, designate a non-voting observer reasonably acceptable to us to attend any meetings of our Board of Directors. For so long as CHS owns any shares of our common stock, our management shall (i) regularly meet with CHS representatives to consult and advise on our business, and (ii) permit CHS to examine our books and records and inspect our facilities at CHS’ request.

Transfer Restrictions.  The Stockholders Agreement places certain restrictions on the transfer of our securities in the open market by Mr. Arnold.

Drag-Along Rights.  In the event that CHS approves a sale of the Company (whether by merger, sale of shares of common stock, sale of substantially all of the assets of the Company and our subsidiaries, or otherwise), all other stockholders party to the Stockholders Agreement must, upon CHS’ request, sell in such transaction the same percentage of their respective shares of common stock as CHS proposes to sell.

Registration Agreement

In connection with our acquisition by CHS, we, CHS IV, certain co-investors and certain executives entered into a Registration Agreement. Pursuant to the Registration Agreement, certain parties thereto have registration rights.

Beginning August 8, 2012 (subject to extension under certain circumstances), the holders of at least a majority of our common stock originally issued, directly or indirectly, to CHS IV or CHS IV Associates may request registration under the Securities Act of 1933, as amended, (the “Securities Act”) of all or any portion of such shares. Following such a request, we are required to offer the other parties to the Registration Agreement that are entitled to registration rights an opportunity to include their shares in the registration statement. We refer to all such abovementioned shares as the “Registrable Shares.” These “demand” registration rights are subject to certain conditions and limitations, including our right to limit the number of Registrable Shares included in the registration statement if the managing underwriters advise that including such shares would adversely affect the marketability of the offering.

The holders of any of our Registrable Shares also have certain “piggyback” rights, pursuant to which if we propose to register any shares of our common stock at any time after August 8, 2012 (subject to extension under certain circumstances), such holders are entitled to notice of such registration and are entitled to include such Registrable Shares therein.  These piggyback registration rights are subject to certain conditions and limitations, including our right to limit the number of shares included in the registration statement if the managing underwriters advise that including such shares would adversely affect the marketability of the offering.

In addition, during such time as we qualify to use Form S-3 under the Securities Act, parties to the Registration Agreement are entitled to request an unlimited number of registrations on Form S-3. Pursuant to the Registration Agreement, we are obligated to pay all registration expenses, other than any underwriting discounts and commissions. The Registration Agreement contains customary indemnification and contribution provisions.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements, see “Executive Compensation – Employment Agreements.”

In 2011, we also entered into bonus letter agreements with certain of our named executive officers. See “Executive Compensation – Compensation Discussion and Analysis – Bonus Letter Agreements” on page 25.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors.  The indemnification agreements and the indemnification provisions included in our certificate of incorporation and amended and restated by-laws require us to indemnify our executive officers and directors to the fullest extent permitted under the DGCL.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth fees billed for the audit and other services provided by BDO USA, LLP (“BDO”) during the last two fiscal years.

	Year Ended December 31, 2012	Year Ended December 31, 2011
Audit Fees(a)	$395,234	$401,390
Audit-Related Fees(b)	170,604	595,956
Tax Fees(c)	-	3,893
All Other Fees(d)	-	-
Total	$565,838	$1,001,239
__________

(a)
Represents aggregate fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements and audit services provided in connection with other statutory or regulatory filings.

(b)
Represents aggregate fees for services in connection with the review of the registration statement and preparation of comfort letters in connection with our IPO, and other fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements that are not “Audit Fees.”

(c)	Represents fees for services provided in connection with the Company’s tax compliance.

(d)	Consists of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

All services rendered by BDO are permissible under applicable laws and regulations, and were pre-approved by our Audit Committee. Pursuant to the charter of our Audit Committee, the Committee’s primary purposes include the following: (i) to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors, (ii) to pre-approve all audit and permitted non-audit services, including tax services, to be provided, consistent with all applicable laws, to us by our external auditors, and (iii) to establish the fees and other compensation to be paid to our external auditors. The Audit Committee has reviewed the external auditors’ fees for audit and non-audit services for fiscal 2012. The Audit Committee has also considered whether such non-audit services are compatible with maintaining the external auditors’ independence and has concluded that they are compatible at this time.

The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with that policy, the Audit Committee has given its pre-approval for the provision of all audit and review services to be performed by BDO for fiscal 2013. All other services must be specifically pre-approved by the Audit Committee or by a member of the Audit Committee to whom the authority to pre-approve the provision of services has been delegated.

Furthermore, the Audit Committee will review the external auditors’ proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding accounting and financial reporting, will regularly review with the external auditors any problems or difficulties the auditors encountered in the course of their audit work, and will, at least annually, obtain and review a report from the external auditors addressing the following (among other items): (i) the external auditors’ internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors, and (iii) the independence of the external auditors.

REPORT OF THE AUDIT COMMITTEE

All of the members of the Audit Committee are independent under NYSE and SEC rules.  The Board has determined that Mr. Goodrich is an audit committee financial expert under the SEC rules and has accounting or related financial management expertise.  The Board adopted a written Audit Committee charter, which is available in the Investor Relations section of our website at www.gseworld.com.

The Audit Committee oversees our financial reporting process on behalf of the Board.  Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles.  BDO USA, LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.  The Audit Committee is responsible for monitoring and reviewing these procedures.  It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.  The members of the Audit Committee are not employees of GSE Holding, Inc. and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of BDO USA, LLP included in its report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions, together and separately, with management and BDO USA, LLP.  Management represented to the Audit Committee that the Company’s audited financial statements for the year ended December 31, 2012 were prepared in accordance with U.S. generally accepted accounting principles.  The Audit Committee reviewed and discussed with management and BDO USA, LLP the audited financial statements for 2012.

The Audit Committee also discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees and Rule 2-07 of Regulation S-X, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  In addition, the Audit Committee has received from BDO USA, LLP the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with them their independence relating to GSE Holding, Inc.  In accordance with provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approved all audit and non-audit services performed by BDO USA, LLP.

Based on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.  The Audit Committee has also selected and appointed BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013, subject to shareholder ratification.

The Audit Committee
of the Board of Directors

Richard E. Goodrich, Chairman
Michael G. Evans
Charles A. Sorrentino
Craig A. Steinke

OTHER MATTERS

Shareholder Proposals for Inclusion in the 2014 Annual Meeting Proxy Statement

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the 2014 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, shareholder proposals must be submitted in writing to the Secretary of GSE Holding, Inc. at 19103 Gundle Road, Houston, Texas 77073 and must be received by no later than December 2, 2013 unless the date of our 2014 annual meeting is changed by more than 30 days from May 7, 2014, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Other Shareholder Proposals

Our amended and restated by-laws require that any shareholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2014 annual meeting (other than a shareholder proposal submitted for inclusion in our 2014 proxy statement) must provide notice of such business to the Secretary of GSE Holding, Inc. at 19103 Gundle Road, Houston, Texas 77073 between December 2, 2013 and the close of business on January 1, 2014. The notice must contain the information required by our amended and restated by-laws, which are posted on our website.

Incorporation by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Code of Conduct and Committee Charters

Copies of our reports on Forms 10-K, 10-Q, and 8-K and all amendments to those reports filed with the SEC, and our Code of Conduct, and the charters of the Audit, Compensation and Nominating and Corporate Governance Committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, www.gseworld.com under the “Investor Relations” section, or may be requested in print, at no cost, by telephone at (281) 443-8564 or by mail at GSE Holding, Inc., 19103 Gundle Road, Houston, Texas 77073, Attention: Investor Relations.

Cost of Solicitation

We pay the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we have made arrangements with banks, brokers and other holders of record to send proxy materials to you, and we will reimburse them for their expenses in doing so.

GSE HOLDING, INC.
19103 Gundle Road
Houston, Texas 77073

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Mark C. Arnold
02 Michael G. Evans
03 Marcus J. George
04 Robert C. Griffin
05 Richard E. Goodrich
06 Charles A. Sorrentino
07 Craig A. Steinke

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as independent auditors of the Company for the fiscal year ending December 31, 2013.	☐	☐	☐
3 To consider and approve an advisory vote regarding the compensation of the Company's Named Executive Officers.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 year	2 years	3 years	Abstain
4 To consider an advisory vote on frequency of advisory vote to approve compensation of the Company's Named Executive Officers.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

GSE HOLDING, INC.
Annual Meeting of Shareholders
May 7, 2013 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) J. Michael Kirksey and Mark A. Whitney, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of GSE HOLDING, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 09:00 AM, Central Time on May 7, 2013, at GSE Holding, Inc. 19103 Gundle Road Houston, TX 77073, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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